UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[    ] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to Section 240.14a-12

Central Federal Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)  Title of each class of securities to which transaction applies:

______________________________________________________________

(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act rule

0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or

Schedule and the date of its filing.

(1)  Amount Previously Paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing Party:

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(4)  Date Filed:

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7000 N. High StreetWorthington, Ohio 43085

________, 2014

Fellow Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders (the “Meeting”) of Central Federal Corporation (the “Company”) which will be held at J. Liu Restaurant (Worthington Room) located at 6880 N. High Street, Worthington, Ohio 43085, on Monday, September 8, 2014, at 10:30 a.m., local time.

The attached Notice of Special Meeting and Proxy Statement describe the formal business to be transacted at the Meeting.  Directors and officers of the Company will be present at the Meeting to respond to any questions stockholders may have regarding the business to be transacted.  Attendance at the Meeting is limited to stockholders of record as of the close of business on July 25, 2014, their duly appointed proxies and guests of the Board of Directors and management.

Your vote is very important.  Whether or not you expect to attend the Meeting, please read the enclosed Proxy Statement and then complete, sign and return the enclosed proxy card promptly in the postage-paid envelope provided, or follow the procedures on the proxy card to vote your shares electronically, so that your shares will be represented.  If you attend the Meeting and are a stockholder of record, or hold a legal proxy from your bank or broker, you may vote in person even if you have previously mailed a proxy card.

On behalf of the Board of Directors, management and all of the employees of Central Federal Corporation, thank you for your continued interest and support.

Sincerely yours,

Timothy T. O’Dell

Chief Executive Officer

CENTRAL FEDERAL CORPORATION

7000 N. High Street

Worthington, Ohio 43085

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on September 8, 2014

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Central Federal Corporation (the “Company”) will be held at J. Liu Restaurant (Worthington Room) located at 6880 N. High Street, Worthington, Ohio 43085, on Monday, September 8, 2014, at 10:30 a.m., local time, for the following purposes:

1.To consider and vote upon a proposal to approve the issuance of shares of the Company’s common stock issuable upon the conversion of the Company’s Non-Cumulative Convertible Perpetual Preferred Stock, Series B, and the exercise of Warrants as required by and in accordance with NASDAQ Marketplace Rule 5635; and

2.To transact such other business as may properly come before the Special Meeting and any adjournment(s) thereof.

Record holders of the common stock of the Company at the close of business on July 25, 2014, are entitled to receive notice of and to vote at the Special Meeting and at any adjournment(s) or postponement(s) of the Special Meeting.  A list of stockholders entitled to vote will be available at the Special Meeting and for the ten days preceding the Special Meeting at the Company’s headquarters located at 7000 N. High Street, Worthington, Ohio 43085.

Included with this Notice are the Company’s Proxy Statement for the Special Meeting and form of proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on September 8, 2014:  The Company’s Proxy Statement for the Special Meeting and form of proxy card is available at http://CFBankonline.com/secproxy.

BY THE ORDER OF THE BOARD OF DIRECTORS

Timothy T. O’Dell

Chief Executive Officer

Worthington, Ohio

_________, 2014

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM.  PLEASE READ THE ENCLOSED PROXY MATERIALS AND FOLLOW THE PROCEDURES ON THE PROXY CARD TO VOTE YOUR SHARES ELECTRONICALLY, OR SIGN AND RETURN THE PROXY CARD IN THE SELF-ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CENTRAL FEDERAL CORPORATION

7000 N. High Street

Worthington, Ohio 43085

(614) 334-7979

cfbankonline.com

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 8, 2014

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Central Federal Corporation (the “Company”) of proxies to be voted at a Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held at J. Liu Restaurant (Worthington Room) located at 6880 N. High Street, Worthington, Ohio 43085, on Monday, September 8, 2014, at 10:30 a.m., local time, and at any and all postponements or adjournments thereof.  This Proxy Statement and the accompanying proxy card are being first sent or given on or about _________, 2014 to stockholders of record at the close of business on July 25, 2014.

Your vote is very important.  The Board of Directors encourages you to read this Proxy Statement thoroughly and to take this opportunity to vote on the matters to be decided at the Special Meeting.

This Proxy Statement and the form of proxy card are also available at http://CFBankonline.com/secproxy.

VOTING PROCEDURES AND ATTENDING THE SPECIAL MEETING

WHO MAY ATTEND THE SPECIAL MEETING?

If you are a stockholder of record as of the close of business on July 25, 2014 (the “Record Date”), you are entitled to attend the Special Meeting.  Please note, however, that if you hold your shares in street name (i.e., you are a beneficial owner of shares of Company common stock that are held by a broker, bank or other nominee), you will need proof of ownership to be admitted to the Special Meeting.  See “HOW DO I VOTE” and “Must I VOTE BY proxy or may I vote in person at the SPECIAL meeting?” for additional information.

WHO IS ENTITLED TO VOTE?

You are entitled to vote your shares of common stock at the Special Meeting if the Company’s records show that you held your shares as of the close of business on the Record Date.  As of the close of business on the Record Date, a total of [15,823,710] shares of common stock of the Company were outstanding and entitled to vote.  Each share of common stock is entitled to one vote on each matter presented at the Special Meeting, except as described below.

As provided in the Company’s Certificate of Incorporation, as amended, record holders of common stock that is beneficially owned, either directly or indirectly, by a person (either a natural person or an entity) who, as of the close of business on the Record Date, beneficially owned a total number of shares of common stock in excess of 10% of the outstanding shares of common stock (the “10% limit”) are not entitled to vote any of their shares that are in excess of the 10% limit, and those shares are not treated as outstanding for voting purposes.  For purposes of calculating the 10% limit, a person is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person.  The Company’s Certificate of Incorporation, as amended, authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the 10% limit, including determining whether persons are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the 10% limit supply information to the Company to enable the Board of Directors to implement and apply the 10% limit.  As of the Record Date, the Company was not aware of any person who beneficially owned more than 10% of the Company’s outstanding common stock.

HOW DO I VOTE?

If you were a stockholder of record as of the Record Date, you may vote in person by attending the Special Meeting or you may vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope, or by following the procedures on the proxy card to vote your shares electronically.  If you hold your shares through a broker, bank or other nominee, you are considered to hold your shares in “street name,” and you will receive separate instructions from the nominee describing how to vote your shares.  Please note that if you hold your shares in street name and wish to vote those shares in person at the Special Meeting, you will need to obtain a legal proxy from the broker, bank or other nominee that holds those shares for you.

Must I VOTE BY proxy or may I vote in person at the SPECIAL meeting?

You may vote in person at the Special Meeting if you are a stockholder of record and you provide at the Special Meeting the identification required for admission.  To be admitted at the Special Meeting, you may need to present personal photo identification.  If your shares are held in street name (i.e., the shares are not registered in your name), you must (1) bring personal photo identification and proof of stock ownership to the Special Meeting to be admitted, and (2) obtain and bring with you to the Special Meeting a proxy from your broker, bank or other institution in whose name your shares are held in order to vote those shares at the Special Meeting.  A copy of your account statement or a letter from your broker, bank or other institution reflecting the number of shares of common stock you owned as of the Record Date (July 25, 2014), will constitute adequate proof of stock ownership.

HOW WILL MY SHARES BE VOTED?

Shares of Company common stock which are represented by properly executed proxy cards that are received prior to the Special Meeting, and not subsequently revoked, will be voted in accordance with your instructions by your proxies.  If you submit a valid proxy card prior to the Special Meeting but do not provide voting instructions, your proxies will vote your shares as recommended by the Board of Directors, except in the case of broker non-votes where applicable, as follows:

•

“FOR” the approval of the issuance of shares of the Company’s common stock issuable upon the conversion of the Company’s Non-Cumulative Convertible Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), and the exercise of Warrants as required by and in accordance with NASDAQ Marketplace Rule 5635.

If any other matters are properly presented for voting at the Special Meeting, the persons appointed as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.  No appraisal or dissenters’ rights exist for any action proposed to be taken at the Special Meeting.

CAN I REVOKE OR CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

You may revoke your proxy at any time before the vote is taken at the Special Meeting.  To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your shares have been voted at the Special Meeting, deliver to the Company another proxy that bears a later date, or attend the Special Meeting and vote your shares in person.  Attendance at the Special Meeting will not, by itself, revoke your proxy.  The last-dated proxy you submit (by any means) will supersede any previously submitted proxy. If you have instructed your broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change your vote.

WHAT CONSTITUTES A QUORUM FOR THE MEETING?

A quorum exists if a majority of the outstanding shares of common stock entitled to vote (after subtracting any shares in excess of the 10% limit) at the Special Meeting is present in person or represented by proxy at the Special Meeting. The Special Meeting will be held if a quorum exists at the Special Meeting.  If you return valid proxy instructions or attend the Special Meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining a quorum.  If there are not sufficient shares present or represented by proxy at the Special Meeting to constitute a quorum or to approve or ratify any proposal at the time of the Special Meeting, the Special Meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

WHAT VOTE IS REQUIRED?

Under NASDAQ Marketplace Rule 5635, the affirmative vote of a majority of the votes cast is required for stockholder approval of the issuance of shares of the Company’s common stock issuable upon the conversion of the Series B Preferred Stock and the exercise of the related warrants to purchase common stock (“Warrants”).  Abstentions and broker non-votes are not counted as votes cast and will not be counted in determining whether the proposal has been approved.

Certain directors and officers of the Company, who collectively owned approximately 17% of the issued and outstanding shares of common stock of the Company as of the Record Date, have executed voting agreements pursuant to which they have agreed to vote their shares in favor of such proposal.

WHO WILL COUNT THE VOTE?

The results of stockholder voting will be tabulated by Broadridge and certified by an Inspector of Election.  The Board of Directors has designated John W. Helmsdoerfer, Executive Vice President and Chief Financial Officer of the Company, to act as the Inspector of Election for the meeting.  Mr. Helmsdoerfer is an officer of the Company and an officer and employee of the Company’s wholly-owned operating subsidiary, CFBank, a federally chartered savings association.

IS THE BOARD OF DIRECTORS AWARE OF ANY OTHER MATTERS THAT WILL BE PRESENTED AT THE SPECIAL MEETING?

The Company is not aware of any other matters to be presented at the Special Meeting.  If any matters not described in this Proxy Statement are properly presented at the Special Meeting, the persons named in the proxy card will use their best judgment to determine how to vote your shares.  This includes a motion to adjourn or postpone the Special Meeting in order to solicit additional proxies.

WHO PAYS THE COST OF PROXY SOLICITATION?

The Company will pay the cost of this proxy solicitation.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s common stock.  Directors, officers and regular employees of the Company may also solicit proxies personally or by telephone and will not receive additional compensation for these activities.

Delivery of Proxy Materials to Multiple Stockholders Sharing the Same Address

Unless we have received contrary instructions, we send a single copy of the proxy statement, notice of annual or special meeting and annual report, if applicable, to any household at which two or more stockholders reside if we believe the stockholders are members of the same family.  Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at those households and helps reduce our expenses.

If you would like to receive your own set of the proxy statement and notice of annual or special meetings for this year or in future years, please follow the instructions described below:

If your shares are registered in your own name, please contact our transfer agent, Registrar and Transfer Company, and inform them of your request to revoke householding by calling them at 1-800-368-5948 or writing to them at Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016.  After receiving your revocation, we will promptly send individual documents to you.

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

If two or more stockholders residing in the same household individually receive copies of the annual report, proxy statement and notice of annual or special meeting and as a household wish to receive only one copy, you may contact our transfer agent at the address and telephone number listed above in the case of registered holders, or your bank, broker or other nominee directly if such bank, broker or other nominee holds your shares, and request that householding commence as soon as practicable.

WHO SHOULD I CALL IF I HAVE QUESTIONS?

If you have questions concerning this proxy solicitation, or the proposals to be considered at the Special Meeting, please call Thad Perry, President, at (614) 334-7979.

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting to Be Held on September 8, 2014:

The Company’s Proxy Statement for the Special Meeting and the form of proxy card are available at http://CFBankonline.com/secproxy.

PROPOSAL NO. 1

APPROVAL OF ISSUANCE OF SHARES OF COMMON STOCK

BACKGROUND

Commencing in April 2014, the Company conducted a private placement of up to 480,000 shares of its 6.25% Non-Cumulative Convertible Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) for an offering price of $25.00 per share (the “Private Placement”).  Pursuant to the Private Placement, the Company sold 270,000 shares of Series B Preferred Stock on May 12, 2014 for an aggregate offering price of $6,750,000.  The Series B Preferred Stock was sold by the Company with the assistance of McDonald Partners, LLC, as placement agent, on a best efforts basis.   After payment of approximately $272,250 in placement fees to McDonald Partners, LLC and approximately $75,000 of other offering expenses, the Company’s net proceeds from its sale of the 270,000 shares of Series B Preferred Stock were approximately $6,402,750.

For each share of Series B Preferred Stock sold in the Private Placement, the Company also agreed to issue, at no additional charge, a Warrant to purchase (i) 2.00 shares of common stock of the Company if the purchaser purchased less than $700,000 (28,000 shares) of Series B Preferred Stock in the Private Placement, or (2) 3.25 shares of common stock if the purchaser purchased $700,000 (28,000 shares) or more of Series B Preferred Stock in the Private Placement.  Warrants to purchase an aggregate of 610,000 shares of common stock were issued by the Company to the purchasers of the 270,000 shares of Series B Preferred Stock sold on May 12, 2014.  Subject to certain limitations described below under “DESCRIPTION OF THE WARRANTS,” the Warrants are exercisable for a period of approximately five (5) years expiring on July 15, 2019, at a cash purchase price of $1.85 per share of common stock.

The offer and sale of the Series B Preferred Stock and Warrants were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state in reliance upon exemptions from registration thereunder, including the exemptions provided under Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.  The Series B Preferred Stock and Warrants were sold solely to “accredited investors” as defined in Rule 501(a) promulgated under the Securities Act.

Subject to the limitations described below, each share of the Series B Preferred Stock may be converted at any time, at the option of the holder, into approximately 14.29 shares of the Company’s common stock, subject to anti-dilution adjustments set forth in the Certificate of Designations filed with the Secretary of State of Delaware on May 7, 2014 (the “Certificate of Designations”).  The Certificate of Designations is attached hereto as Appendix A and is incorporated herein by reference.  The conversion ratio was calculated using a conversion price of $1.75, which was approximately 19.9% over the $1.46 closing price for the Company’s common stock on May 9, 2014 (the trading day immediately preceding the issuance of the Series B Preferred Stock).  The initial conversion price of $1.75 will adjust for stock dividends, stock splits and other corporate actions.

In addition, on or after the third anniversary of the date on which shares of Series B Preferred Stock were first issued (i.e., May 12, 2014), if the stockholders of the Company have previously approved the issuance of the shares of the common stock upon the conversion of the Series B Preferred Stock and exercise of the Warrants, the Company may at its option and subject to certain limitations described below, cause all of the Series B Preferred Stock to be converted into shares of common stock of the Company at the then-applicable conversion ratio.

Unless and until the Company obtains the approval of its stockholders for the issuance of the shares of common stock upon the conversion of the Series B Preferred Stock and the exercise of the Warrants, the Series B Preferred Stock cannot be converted into, and the Warrants cannot be exercised for, more than 19.9% of the total outstanding common stock of the Company or more than 19.9% of the total voting power of the Company’s securities calculated as of immediately prior to the completion of the Private Placement.  No purchaser of Series B Preferred Stock in the Private Placement is permitted to convert (or exercise Warrants for) more than its pro rata amount of such total determined based upon such purchaser’s percentage ownership of the aggregate principal number of shares of common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants.  This restriction has been imposed to comply with NASDAQ Marketplace Rule 5635, which requires that issuances of shares in a private placement of securities listed on NASDAQ must be approved by stockholders when the aggregate voting power of such securities would equal or exceed 20% of the number of shares of common stock outstanding prior to the transaction.

REASONS FOR THE PRIVATE PLACEMENT

The Board of Directors of the Company determined that the Private Placement was advisable and in the best interests of the Company and its stockholders.  The purpose of the Private Placement was to increase the capital levels of the Company and its wholly-owned subsidiary, CFBank, and to fund continued growth.  The Company intends to use approximately $293,000 of the net proceeds from the Private Placement to pay accrued interest, and bring all deferred interest payments current, on the Company’s outstanding trust preferred securities.  The remainder of the net proceeds from the Private Placement will be held by the Company and infused into CFBank as needed to increase capital levels and/or to support growth.  Subject to obtaining any required approval from the Company’s bank regulators, net proceeds from the Private Placement may also be used in the future for other general corporate purposes, which may include, without limitation, the funding of acquisitions or other business combinations and/or the pay down or refinancing of debt.

REASONS FOR REQUESTING STOCKHOLDER APPROVAL

The Company’s common stock is listed on the NASDAQ Capital Market and, therefore, the Company is subject to the NASDAQ Marketplace Rules.  NASDAQ Marketplace Rule 5635(d) requires that an issuer obtain stockholder approval prior to the issuance of common stock in a non-public offering if such issuance would equal 20% or more of the issuer’s common stock or voting power outstanding before the issuance.  Because the Company had a total of 15,823,710 shares of common stock outstanding prior to the Private Placement, the Company is restricted by NASDAQ Marketplace Rule 5635 from issuing 3,164,742 or more shares of common stock, or securities convertible into or exercisable for such shares of common stock, in a non-public offering without obtaining stockholder approval.  The Company issued an aggregate of 270,000 shares of Series B Preferred Stock, which are convertible into 3,857,143 shares of common stock of the Company, and Warrants to purchase an aggregate of 610,000 shares of common stock of the Company, in the Private Placement.  Because the 4,467,143 aggregate shares of common stock of the Company issuable upon the conversion of the Series B Preferred Stock and the exercise of the Warrants would exceed 20% of the Company’s common stock outstanding, the convertibility of the Series B Preferred Stock and the exercisability of the Warrants is limited until such time as stockholder approval is obtained.

The Company agreed to call and hold this Special Meeting of stockholders, within 120 days following the first sale of Series B Preferred Stock on May 12, 2014, to present a proposal to approve the issuance of the shares of common stock upon the conversion of the Series B Preferred Stock and exercise of the Warrants in accordance with the requirements of NASDAQ Marketplace Rule 5635.  If the required stockholder approval is not obtained at the Special Meeting, the Company has agreed to call and hold additional meetings no less than every six months until the required stockholder approval is obtained.

VOTING AGREEMENTS

Certain directors and officers of the Company, who collectively owned approximately 17% of the issued and outstanding shares of common stock of the Company as of the Record Date, have executed voting agreements pursuant to which they have agreed to vote their shares in favor of Proposal No. 1.

POSSIBLE EFFECTS IF PROPOSAL NO. 1 IS APPROVED

If Proposal No. 1 is approved by stockholders, the 270,000 shares Series B Preferred Stock may be converted into an aggregate of 3,857,143  shares of our Series B Preferred Stock based on the  initial common stock conversion price of $1.75, and the Warrants may be exercised for an aggregate of 610,000 shares of our Series B Preferred Stock at an exercise price of $1.85 per share of common stock.  If stockholder approval is received, the rights and privileges associated with the common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants will be identical to the rights and privileges associated with the common stock held by the Company’s existing common stockholders.  Approval of Proposal No. 1 will also have the following consequences:

• Dilution.  Upon full conversion of the Series B Preferred Stock and full exercise of the Warrants, the Company would issue an aggregate of 4,467,143 shares of common stock.  As a result, the Company expects there to be a dilutive effect on the earnings per share of the Company’s common stock upon the conversion of the Series B Preferred Stock and/or exercise of the Warrants.  In addition, the Company’s existing stockholders will incur a dilution to their voting power and will own a smaller percentage of the Company’s outstanding capital stock.  Assuming the conversion of all of the outstanding shares of Series B Preferred Stock and exercise in full of all of the Warrants, the Company’s existing common stockholders would represent approximately 78% of the common stock after such conversion and exercise.

• Improved Balance Sheet and Capital Levels.  The Company received aggregate gross proceeds of $6,750,000 from the sale of the Series B Preferred Stock in the Private Placement.  These proceeds strengthened the Company’s balance sheet and increased the Company’s and CFBank’s regulatory capital levels.  Upon the exercise of the Warrants for common stock, the Company will receive additional equity through payment of the exercise price, which will further strengthen our capital levels.

• Market Effects.  Despite the existence of certain restrictions on transfer, the issuance of shares of common stock upon the conversion of the Series B Preferred Stock and the exercise of the Warrants could affect trading patterns and adversely affect the market price of the Company’s common stock.  Additionally, sales in the public market of the shares of common stock acquired upon conversion of the Series B Preferred Stock or exercise of the Warrants, or the perception that such sales could occur, could adversely affect the prevailing market price of the Company’s common stock and impair the Company’s ability to raise funds in additional stock financings.

POSSIBLE EFFECTS IF PROPOSAL NO. 1 IS NOT APPROVED

If Proposal No. 1 is not approved by stockholders, the Series B Preferred Stock cannot be converted into, and the Warrants cannot be exercised for, more than 19.9% of the total outstanding common stock of the Company or more than 19.9% of the total voting power of the Company’s securities calculated as of immediately prior to the completion of the Private Placement.  No purchaser of Series B Preferred Stock would be permitted to convert (or exercise Warrants for) more than its pro rata amount of such total determined based upon such purchaser’s percentage ownership of the aggregate principal number of shares of common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants.   Additionally, if Proposal No. 1 is not approved by the Company’s stockholders, the Company will not have the right to convert the Series B Preferred Stock under the Series B Preferred Stock’s mandatory conversion feature.

So long as the Series B Preferred Stock remains outstanding, the following will apply:

• Continuing Dividend Payments.  The terms of the Series B Preferred Stock contemplate that the Company will pay dividends on the Series B Preferred Stock, if and when declared by the Board of Directors and on a non-cumulative basis, at an annual rate equal to 6.25% of the liquidation preference of $25.00 per share.  This is equivalent to $1.5625 per share of Series B Preferred Stock per annum.

• Restrictions on Payment of Dividends on Common Stock.  The Company will be prohibited from paying dividends on (other than dividends payable solely in shares), or repurchasing or redeeming (other than pursuant to an employee benefit plan or arrangement or under certain other limited circumstances), the common stock unless full dividends on the Series B Preferred Stock for the then-current dividend period have been paid or set aside for payment.

If the required stockholder approval is not obtained at the Special Meeting, the Company has agreed to call and hold additional meetings no less than every six months until the required stockholder approval is obtained.  The Company would be required to bear the costs of preparing, printing and mailing proxy materials in connection with each such subsequent meeting.

DESCRIPTION OF THE SERIES B PREFERRED STOCK

This section summarizes specific terms and provisions of the Series B Preferred Stock. The description of the Series B Preferred Stock contained in this section is qualified in its entirety by the actual terms of the Series B Preferred Stock as set forth in the Certificate of Designations attached as Appendix A to this Proxy Statement.

General

The Series B Preferred Stock constitutes a single series of our preferred stock, consisting of 480,000 shares, $0.01 par value per share, having a liquidation preference amount of $25.00 per share.  The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of the Company to redeem or repurchase the Series B Preferred Stock.

Ranking

The Series B Preferred Stock will rank, with respect to the payment of dividends and distributions upon the liquidation, dissolution or winding up of the Company, senior to our common stock and each other class or series of capital stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights upon the liquidation, dissolution or winding up of the Company.  The Series B Preferred Stock will rank junior to existing and future debt obligations of the Company and junior to each class or series of capital stock we may issue in the future the terms of which expressly provide that it ranks senior to the Series B Preferred Stock.  The Series B Preferred Stock will rank on parity with each other class or series of capital stock we may issue in the future the terms of which expressly provide that it ranks on a parity with the Series B Preferred Stock.

Dividend Rights

Dividends on the Series B Preferred Stock will be payable quarterly in arrears, if, when and as declared by our Board of Directors out of legally available funds at an annual rate of 6.25% on the liquidation preference of $25.00 per share.  This is equivalent to $1.5625 per share of Series B Preferred Stock per annum.  Dividends on the Series B Preferred Stock will be non-cumulative.  If for any reason our Board of Directors does not declare cash dividends on the Series B Preferred Stock for a quarterly dividend period, we will have no obligation to pay any dividends for that period, whether or not our Board of Directors declares dividends on the Series B Preferred Stock for any subsequent dividend period.  In the event that the Board of Directors declares a partial dividend for any quarterly dividend period, such partial dividend will be distributed to the holders of the Series B Preferred Stock on a pro rata basis.

If, when and as declared by our Board of Directors, dividends will be paid on a quarterly basis, in arrears, beginning on July 15, 2014.  Each period from and including a dividend payment date (or the date of the issuance of the Series B Preferred Stock) to but excluding the following dividend payment date is referred to as a dividend period. Dividends payable for each dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other amount will accrue on the dividend so payable for the period from and after that dividend payment date to the date the dividend is paid.

So long as the Series B Preferred Stock remains outstanding, the Company will be prohibited from paying dividends on (other than dividends payable solely in shares), or repurchasing or redeeming (other than pursuant to an employee benefit plan or arrangement or under certain other limited circumstances), other securities that rank junior to the Series B Preferred Stock unless full dividends on the Series B Preferred Stock for the then-current dividend period have been paid or set aside for payment. Currently, the only class of securities that ranks junior to the Series B Preferred Stock is the common stock.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, holders of the Series B Preferred Stock will be entitled to receive, out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of our common stock or any securities that rank junior with respect to distributions (but subject to the prior rights of holders of any senior stock), an amount equal to $25.00 per share, plus dividends declared and unpaid, if any, for any prior dividend periods (if we have received the prior approval of the FRB), but without accumulation of any undeclared dividends.  The amount that holders of the Series B Preferred Stock will be entitled to receive in the event of our liquidation, dissolution or winding up is subject to adjustment whenever there is a share split, combination, reclassification or other similar event involving the Series B Preferred Stock, as determined by the Board of Directors.

If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable related to the Series B Preferred Stock and any parity stock shall be insufficient to pay in full the amount to which such holders are entitled, the holders of the Series B Preferred Stock and parity stock will share ratably in any distribution of assets in proportion to the full respective distributable amounts to which they are entitled.  After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Series B Preferred Stock will not be entitled to any further participation in any distribution of our assets.  All distributions made with respect to the Series B Preferred Stock in connection with any liquidation, dissolution or winding up will be made pro rata to the holders of Series B Preferred Stock.

Neither the sale, lease, exchange or conveyance for cash, shares of stock, other securities or other consideration of all or substantially all of the assets or business of the Company (other than in connection with the voluntary or involuntary liquidation, dissolution or winding up of the Company) nor the merger, consolidation or share exchange of the Company into or with any other person will be deemed to be a liquidation, dissolution or winding up of the Company for purposes of the liquidation rights of the Series B Preferred Stock.

No Redemptions

The Series B Preferred Stock is not redeemable by the Company.

Conversion Rights

Optional Conversion.    Subject to the limitations set forth below, each share of the Series B Preferred Stock may be converted at any time, at the option of the holder, into approximately 14.29 shares of our Common Stock. The conversion ratio was calculated using a conversion price of $1.75 per share of common stock. However, until the Company obtains the approval of its stockholders for the issuance of the shares of common stock upon the conversion of the Series B Preferred Stock and/or the exercise of the Warrants, the Series B Preferred Stock cannot be converted into, and the Warrants cannot be exercised for, more than 19.9% of the total outstanding common stock of the Company or more than 19.9% of the total voting power of the Company’s securities as of immediately prior to the Private Placement.  No purchaser of the Series B Preferred Stock in the Private Placement will be permitted to convert (or exercise Warrants for) more than such purchaser’s pro rata amount of such total determined based upon such purchaser’s percentage ownership of the aggregate number of shares of common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants.

Subject to the limitation on conversion discussed above, holders of Series B Preferred Stock may exercise conversion rights by (i) surrendering the certificates representing the shares of Series B Preferred Stock to be converted to the Company’s conversion agent, (ii) submitting a properly completed letter of transmittal specifying the number of shares of Series B Preferred Stock that the holder wishes to convert and the names and addresses in which the shares of common stock are to be issued, and (iii) if required by the Company or applicable law, furnishing appropriate endorsements and transfer documents and paying applicable transfer or similar taxes.

Mandatory Conversion. Subject to the prior receipt of stockholder approval as described above, on or after the third anniversary of the date on which shares of Series B Preferred Stock are first issued, we may, at our option and subject to the limitations described below, cause all of the Series B Preferred Stock to be converted into shares of common stock at the then-applicable conversion ratio. We may exercise our conversion right if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date we give notice of mandatory conversion, the closing price of the common stock exceeds 135% of the then-applicable conversion price of the Series B Preferred Stock.

The initial conversion price of $1.75 will adjust for stock dividends, stock splits and other corporate actions affecting the common stock.  If we exercise our conversion right, each share of Series B Preferred Stock subject to the mandatory conversion will be automatically converted into approximately 14.29 shares of common stock.

On any mandatory conversion date, the Company will provide notice of the mandatory conversion date to holders of the Series B Preferred Stock along with a statement of the number of shares of common stock to be issued upon the conversion and, if certificates are to be issued, the place where certificates for the Series B Preferred Stock may be surrendered.

Fractional Shares. No fractional shares of common stock shall be issued upon conversion of the Series B Preferred Stock. Upon any conversion, all fractional share interests to which a holder may be entitled shall be aggregated into whole shares of common stock with cash being paid for any fractional interest that may remain after such aggregation. The Company will pay cash for the fractional share based on the closing stock price of the common stock on the trading date preceding conversion.

Adjustments to Conversion Ratio and Conversion Price. The conversion ratio and the conversion price will be proportionately adjusted from time to time for stock splits, stock dividends and other reclassifications of our common stock, as described in the Certificate of Designations attached hereto as Appendix A.  In addition, the liquidation preference of the Series B Preferred Stock will be adjusted whenever there occurs a stock split, combination, reclassification or other similar event involving the Series B Preferred Stock, which will also result in a corresponding adjustment to the conversion ratio.

Voting Rights

The holders of the Series B Preferred Stock will not have voting rights, except as specifically required by Delaware law and as set forth in the Certificate of Designations attached hereto as Appendix A.  In any matter in which the Series B Preferred Stock may vote, each share of Series B Preferred Stock will represent one vote.

So long as any shares of Series B Preferred Stock remain outstanding, unless a greater percentage is required by law, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series B Preferred Stock at the time outstanding, voting separately as a class, will be required to:

•

amend, alter or repeal any provision of our Certificate of Incorporation (including the Certificate of Designations creating the Series B Preferred Stock), if the amendment, alteration or repeal would materially and adversely affect the rights, preferences, powers or privileges of the Series B Preferred Stock;

•

create, authorize, issue or increase the authorized or issued amount of any class or series of any of our equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of our equity securities, which would constitute senior stock or parity stock or reclassify any authorized stock of the Company into any such stock, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such stock; or

•

enter into or consummate any (i) reclassification of the outstanding shares of common stock (other than a change in par value, or from no par value to par value, or from par value to no par value), (ii) consolidation, merger or share exchange of the Company with or into another person or entity or any merger, consolidation or share exchange of another person or entity with or into the Company (other than a consolidation, merger or share exchange in which the Company is the resulting or surviving entity and which does not result in any reclassification of the outstanding shares of common stock), or (ii) sale, lease or other disposition to another person or entity of all or substantially all of the assets of the Company (computed on a consolidated basis), other than to one or more of the Company’s subsidiaries; provided, however, that the holders of Series B Preferred Stock will have no right to vote regarding the Company’s entry into or consummation of such an event if, upon the consummation of such event, (A) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the resulting or surviving entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole.

Except as otherwise required by law, we may, without the consent of any holder of Series B Preferred Stock, (i) increase the amount of authorized shares of Series B Preferred Stock or issue any additional shares of Series B Preferred Stock or (ii) authorize, increase the authorized amount of, or issue parity stock (provided that dividend rights are noncumulative) and junior stock, provided that any such parity stock or junior stock does not rank senior to the Series B Preferred Stock as to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

DESCRIPTION OF THE WARRANTS

General

Each purchaser of Series B Preferred Stock in the Private Placement received, at no additional charge, a Warrant to purchase (i) 2.00 shares of common stock if the purchaser purchases less than $700,000 (28,000 shares) of Series B Preferred Stock in the Private Placement or (ii) 3.25 shares of common stock if the purchaser purchased $700,000 (28,000 shares) or more of Series B Preferred Stock in the Private Placement.  Warrants to purchase a total of 610,000 shares of common stock were issued to purchasers in the Private Placement.

Term

The Warrants are exercisable for a period of approximately five (5) years expiring at 5:00 p.m., Eastern Time, on July 15, 2019.

Exercise Price and Adjustments

The Warrants have an exercise price of $1.85 per share of common stock.  The number of shares of common stock for which Warrants may be exercised and the exercise price applicable to the Warrants will be proportionately adjusted in the event that the Company pays stock dividends or makes distributions of common stock, or subdivides, combines or reclassifies its outstanding common stock, such as in a stock split or reverse stock split.  The exercise price is payable only by cash or check.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Warrants or as a consequence of any adjustment pursuant to the Warrants.  All shares of common stock, including fractions, issuable upon exercise of one or more Warrants will be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share of common stock.  If, after aggregation, the exercise would result in the issuance of a fractional share of common stock, the Company will, in lieu of issuance of such fractional share, pay to the holder cash in an amount equal to such fraction multiplied by the closing price of the common stock on the most recent trading day immediately preceding the exercise.

Voting Rights

Prior to exercise of the Warrants, the Warrants will not entitle the holders thereof to any voting rights or other rights as a shareholder of the Company, except that the holders of the Warrants will have the right to receive certain notices from the Company.

Reorganization, Consolidation or Merger

In the event of a reorganization of the Company, the consolidation or merger of the Company with or into another entity or the conveyance by the Company of all or substantially all of its assets to another entity (a “Business Combination”), then, and in each such case, the Company will mail a notice to holders of the Warrants at least 20 days prior to the record date for determining eligible holders entitled to receive the securities or property to be distributed upon the consummation of such Business Combination. The notice will also provide in reasonable detail the terms and a description of the Business Combination and indicate the last date on which holders of the Warrants may exercise the Warrants in order to receive such securities or property.  As long as the required notice is provided to holders of the Warrants, any Warrants not exercised prior to the deadline for exercising the Warrants as set forth in the notice will be cancelled and become null and void on the effective date of the Business Combination.

Registration Rights

The Company has agreed to provide holders of the Warrants with certain registration rights with respect to the shares of common stock issued or issuable upon exercise of the Warrants, in accordance with the terms of a Registration Rights Agreement.  Pursuant to the Registration Rights Agreement, the Company has agreed to file with the SEC a shelf registration statement to register the resale of the shares of common stock issuable upon exercise of the Warrants (“Registrable Securities”) under the Securities Act, and to use its reasonable best efforts to cause such shelf registration statement to be declared or become effective and to keep such shelf registration statement continuously effective and usable for resale of such Registrable Securities until such time as no such Registrable Securities are remaining, or the earlier termination of the Registration Rights Agreement as described below.  The Company’s filing of  such shelf registration statement, however, will only be triggered if and when the closing price of the common stock exceeds the $1.85 exercise price of the Warrants (as adjusted pursuant to the Warrant) for at least 20 trading days within any period of 30 consecutive trading days.  The Company’s obligation to file a shelf registration statement under the terms of the Registration Rights Agreement is conditioned upon the Company’s eligibility to file a registration statement on Form S-3, as well as certain other limitations and conditions set forth in the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Company will also agree to provide certain “piggyback” registration rights to holders of the Warrants.  Subject to certain conditions described in the Registration Rights Agreement, if during any period when an effective shelf registration statement is not available, the Company proposes to register any of its equity securities, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company agrees to notify the holders of the Warrants of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 10 business days after the date of the Company’s notice.

The Company will pay all registration expenses incurred in connection with any registration, qualification or compliance with the Registration Rights Agreement, except that any sellers of Registrable Securities will be responsible for any applicable selling commissions, discounts and stock transfer taxes and certain other selling expenses described in the Registration Rights Agreement.

The Registration Rights Agreement, and the obligations of the Company thereunder, will terminate upon the earlier of January 15, 2020, or such time as there are no Registrable Securities remaining.

PRO FORMA DATA

The unaudited pro forma consolidated balance sheets as of March 31, 2014 and the unaudited pro forma earnings per share and book value per share tables have been prepared by management to illustrate the impact of (i) the issuance of the Series B Preferred Stock and Warrants in the Private Placement and (ii) the conversion of all of the shares of Series B Preferred Stock and exercise of all of the Warrants.  Since neither the Series B Preferred Stock nor the Warrants had been issued at the time of the balance sheet presented, the data is only presented for illustrative purposes.

Balance Sheet March 31, 2014 (Dollars in thousands, except per share amounts)	Actual (unaudited)	Adjustments For Issuance of Series B Preferred Stock and Warrants (1)	Pro Forma No Conversion or Exercise (2) (unaudited)	Adjustments For Conversion of Series B Preferred Stock and Exercise of Warrants (3)	Pro Forma Fully Converted and Exercised (unaudited)

Assets
Cash and cash equivalents	$ 23,064	$ 6,403	$ 29,467	$ 1,129	$ 30,596
Investment securities	9,074	-	9,074		9,074
Loans, net of allowance for loan loss	208,902	-	208,902		208,902
Other assets	17,949	-	17,949		17,949
Total assets	$ 258,989	$ 6,403	$ 265,392	$ 1,129	$ 266,521

Liabilities and Shareholder's Equity
Deposits	$ 215,688	-	$ 215,688	-	$ 215,688
Borrowings	13,000	-	13,000	-	13,000
Subordinated Debentures	5,155	-	5,155	-	5,155
Other liabilities	2,446	-	2,446	-	2,446
Total liabilities	$ 236,289	-	$ 236,289	-	$ 236,289

Series B Preferred Stock, $0.01 Par	-	3	3	(3)	-
Common stock	159	-	159	45	204
Additional paid in capital	48,141	6,400	54,541	1,087	55,628
Retained earnings	(22,429)	-	(22,429)	-	(22,429)
Accumulated other comprehensive income	74	-	74	-	74
Treasury stock	(3,245)	-	(3,245)	-	(3,245)
Total stockholders’ equity	22,700	6,403	29,103	1,129	30,232
Total liabilities and stockholders’ equity	$ 258,989	$ 6,403	$ 265,392	$ 1,129	$ 266,521

Per Share of Common Stock
Shares of common stock outstanding	15,823,710		15,823,710	4,467,143	20,290,853
Book value per share of common stock	$ 1.43		$ 1.43		$ 1.49

(1) Represents the net proceeds from the issuance of 270,000 shares of Series B Preferred Stock and Warrants to purchase 610,000 shares of common stock of the Company.

(2) Represents the pro forma balance sheet following the issuance of the Series B Preferred Stock and Warrants but prior to the exercise of any shares of Series B Preferred Stock or conversion of any Warrants.

(3) Reflects the conversion of all of the shares of Series B Preferred Stock and exercise of all of the Warrants for an aggregate of 4,467,143 shares of common stock.

The following tables present the Company’s unaudited earnings per share for the three months ended March 31, 2014, and as adjusted for (i) the issuance of 270,000 shares of Series B Preferred Stock and Warrants to purchase 610,000 shares of common stock of the Company in the Private Placement and (ii) the conversion of all of the shares of Series B Preferred Stock and the exercise of all of the Warrants.

Pro forma earnings per share calculations in the top chart assume that the Series B Preferred Stock were issued on January 1, 2014, but neither the Series B Preferred Stock nor the Warrants were converted into shares of common stock; therefore, a dividend was paid on the Series B Preferred Stock.

The bottom chart represents the effects of the issuance and conversion of all the Series B Preferred Stock and the exercise of all Warrants into shares of common stock. This chart assumes that the Series B Preferred Shares and the Warrants were issued on January 1, 2014, and both the Series B Preferred Stock and the warrants were converted into common shares of Common Stock on the same day; therefore, no dividend was paid on the Series B Preferred Stock.

This analysis provides information on the effects of the preferred dividend payments on earnings available to common stockholders, and the effects of the conversion of all of the shares of Series B Preferred Stock and the exercise of all Warrants on earnings per share. Since the Series B Preferred Stock was not issued during this time period, it is being shown for illustrative purposes only.

	For Three Months Ending March 31, 2014
		Adjustment
		For Issuance	Pro Forma
		of Series B	No Conversion
	Actual	Preferred Stock	or Exercise
(Dollars in thousands, except per share amounts)	(unaudited)	and Warrants (1)	(unaudited) (2)

Net income available to common shareholders	($214)	($105)	($319)

Basic net income per share	($0.014)	($0.007)	($0.020)

Weighted average common shares outstanding	15,823,710	-	15,823,710

(1) Adjustment represents the dividend paid to holders of Series B Preferred Stock, reducing earnings available to common shareholders.
(2) Assumes no conversion of the Series B Preferred Stock or exercise of Warrants.

	For Three Months Ending March 31, 2014
		Adjustment
		for	Pro Forma
		Conversion	Full Conversion
	Actual	and Exercise	and Exercise
(Dollars in thousands, except per share amounts)	(unaudited)	(unaudited)(1)(2)	(unaudited)

Net income available to common shareholders	($214)	-	($214)

Basic net income per share	($0.014)	-	($0.011)

Weighted average common shares outstanding	15,823,710	4,467,143	20,290,853

(1) Assumes that no dividend is declared/paid on the Series B Preferred Stock as a result of conversion into shares of common stock.
(2) Increase in outstanding shares of common stock is due to the conversion of the Series B Preferred Stock and exercise of the Warrants

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

Certain of the Company’s directors and executive officers, together with their affiliates, purchased an aggregate of 52,200 shares of Series B Preferred Stock, and were issued Warrants to purchase an aggregate of 139,400 shares of common stock, in the Private Placement.  See “BENEFICIAL OWNERSHIP OF STOCK” beginning on page ___ of this Proxy Statement.  The purchase price paid by the Company’s directors and executive officers, together with their affiliates, was $25.00 per share, the same price paid by all other persons who purchased shares of Series B Preferred Stock in this Private Placement.  As a result of their purchase of Series B Preferred Stock and Warrants in the Private Placement, these directors and executive officers have an interest in the outcome of Proposal No. 1.

RECOMMENDATION AND VOTE

Under NASDAQ Marketplace Rule 5635, the affirmative vote of a majority of the votes cast is required for stockholder approval of the proposal to approve the issuance of shares of the Company’s common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants.  Abstentions and broker non-votes are not counted as votes cast and will not be counted in determining whether the proposal has been approved.

The Board of Directors recommends that you vote “FOR” approval of issuance of shares of the Company’s common stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants.

BENEFICIAL OWNERSHIP OF STOCK

The following table provides information as of [June 30], 2014 about the persons known by the Company to be beneficial owners of more than 5% of the Company’s outstanding common stock (excluding Edward W. Cochran, whose beneficial ownership is disclosed in the following table for directors and named executive officers of the Company).  A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.  A provision in the Company’s Certificate of Incorporation eliminates the ability of any beneficial owner of more than 10% of the Company’s outstanding common stock to vote any shares in excess of this 10% limit.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding

MacNealy Hoover Investment Management, Inc. (1)	1,333,914	8.4%
Harry C.C. MacNealy
200 Market Avenue North, Suite 200
Canton, OH 44702

Wellington Management Company, LLP (2)	1,342,735	8.5%
75 State Street
Boston, MA 02109

(1) Based on information contained in a statement on Schedule 13G dated February 10, 2014, MacNealy Hoover Investment Management, Inc., has shared voting power and shared investment power over 1,333,914 shares of the outstanding common stock of the Company.

(2) Based on information contained in a statement on Schedule 13G dated February 14, 2013, Wellington Management, Inc. has shared voting power and shared investment power over 1,342,735 shares of the outstanding common stock of the Company.

The following table sets forth information regarding the beneficial ownership, as of [June 30], 2014, for each of the current directors and executive officers of the Company and all directors and executive officers of the Company as a group of (i) the Company’s common stock (excluding any conversion of Series B Preferred Stock or exercise of Warrants), (ii) the Company’s Series B Preferred Stock and (iii) the Company’s common stock (assuming conversion of all shares of Series B Preferred Stock and exercise of all Warrants held by each director or executive officer).

Group (1)	Stock	Placement (2)		Stock (4)	Conversion (5)
Name of Beneficial Owner or Number of Persons in Group (1)	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock Before Private Placement (2)	Shares of Series B Preferred Stock Purchased in the Private Placement (3)	Percent of Series B Preferred Stock (4)	Percent of Common Stock After Full Conversion (5)
Thomas P. Ash (6)	24,629	*	400	*	*
Edward W. Cochran (7)	1,070,000	6.8%	28,000	5.8%	9.6%
James H. Frauenberg II (8)	336,666	2.1%	4,000	*	2.5%
John W. Helmsdoerfer, Jr. (9)	11,000	*	800	*	*
Robert E. Hoeweler (10)	100,333	*	1,000	*	*
Robert H. Milbourne (11)	3,333	*	2,000	*	*
Tim T. O’Dell (12)	391,000	2.5%	8,000	1.7%	3.3%
Thad R. Perry (13)	698,333	4.4%	8,000	1.7%	5.2%
All current executive officers
and directors as a group (8
persons)	2,635,294	16.6%	52,200	10.9%	17.3%

*  Indicates beneficial ownership of less than one percent of the outstanding class of stock.

(1)

Unless otherwise indicated, each executive officer or director has sole voting and investment power with respect to all of the shares reflected in the table for such executive officer or director.  The mailing address of each of the executive officers and directors of the Company is 7000 North High Street, Worthington, Ohio 43085.

(2)

Percent of Common Stock Before Private Placement is computed based on the sum of (a) 15,823,710 shares of Common Stock outstanding on [June 30], 2014, and (b) the number of shares of Common Stock, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after [June 30], 2014.

(3)	Represents the number of shares of Series B Preferred Stock as to which the named person or group purchased in the Private Placement.
(4)	Percent of Series B Preferred Stock is computed assuming the sale and issuance by the Company of [the maximum of 480,000] shares of Series B Preferred Stock in the Private Placement.
(5)

Computed on a pro forma basis based on the sum of (a) 15,823,710 shares of Common Stock outstanding on [June 30], 2014, (b) the number of shares of Common Stock, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after [June 30], 2014, and (c) the number of shares of Common Stock, if any, as to which the named person or group has the right to acquire beneficial ownership upon the conversion of shares of Series B Preferred Stock and the exercise of Warrants.  Shares of Common Stock issuable upon conversion of Series B Preferred Stock and exercise of Warrants are reported based upon the assumption that Proposal No. 1 is approved at the Special Meeting and, therefore, conversion of the Series B Preferred Stock and exercise of the Warrants is not subject to limitation under NASDAQ Marketplace Rule 5635.

(6)

Includes options to acquire 3,333 shares of Common Stock which are currently exercisable or will first become exercisable within 60 days after [June 30], 2014, Warrants to acquire 800 shares of Common Stock, and shares of Series B Preferred Stock convertible into an aggregate of 5,714 shares of Common Stock.

(7)

Includes options to acquire 3,333 shares of Common Stock which are currently exercisable or will first become exercisable within 60 days after [June 30], 2014, Warrants to acquire 91,000 shares of Common Stock, and shares of

Series B Preferred Stock convertible into an aggregate of 400,000 shares of Common Stock.
(8)

Includes options to acquire 3,333 shares of Common Stock which are currently exercisable or will first become exercisable within 60 days after [June 30], 2014, Warrants to acquire 8,000 shares of Common Stock, and shares of Series B Preferred Stock convertible into an aggregate of 57,143 shares of Common Stock.

(9)

Includes options to acquire 10,000 shares of Common Stock which are currently exercisable or will first become exercisable within 60 days after [June 30], 2014, Warrants to acquire 1,600 shares of Common Stock, and shares of Series B Preferred Stock convertible into an aggregate of 11,429 shares of Common Stock.

(10)

Includes options to acquire 13,333 shares of Common Stock which are currently exercisable or will first become exercisable within 60 days after [June 30], 2014, Warrants to acquire 2,000 shares of Common Stock, and shares of Series B Preferred Stock convertible into an aggregate of 14,286 shares of Common Stock.  Also includes 33,333 shares of Common Stock owned by Hoeweler Partners Capital.

(11)

Includes options to acquire 3,333 shares of Common Stock which are currently exercisable or will first become exercisable within 60 days after [June 30], 2014, Warrants to acquire 4,000 shares of Common Stock, and shares of Series B Preferred Stock convertible into an aggregate of 28,571 shares of Common Stock.

(12)

Includes options to acquire 16,667 shares of Common Stock which are currently exercisable or will first become exercisable within 60 days after [June 30], 2014, Warrants to acquire 16,000 shares of Common Stock, and shares of Series B Preferred Stock convertible into an aggregate of 114,286 shares of Common Stock.  Also includes 30,000 shares of Common Stock owned by Colleen O’Dell, Mr. O’Dell’s spouse, and 5,000 shares owned by Colleen O’Dell as custodian for Sara F. O’Dell.

(13)

Includes options to acquire 15,000 shares of Common Stock which are currently exercisable or will first become exercisable within 60 days after [June 30], 2014, Warrants to acquire 16,000 shares of Common Stock, and shares of Series B Preferred Stock convertible into an aggregate of 114,286 shares of Common Stock.   Also includes 66,666 shares of Common Stock owned by Suzanne G. Perry, Mr. Perry’s spouse, and 100,000 shares of Common Stock owned by The Suzanne Perry Family Trust.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow the Company to incorporate by reference certain information into this Proxy Statement. This means that the Company can disclose important information to you by referring you to another document separately filed with or furnished to the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained in this Proxy Statement. You should read the information relating to the Company contained in this Proxy Statement together with the information incorporated by reference into this Proxy Statement.

This Proxy Statement incorporates by reference the following items of Part II of the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”), as well as the information incorporated into these items of Part II of the 2013 Form 10-K from the Company’s 2013 Annual Report to Shareholders (Exhibit 13.1 to the 2013 Form 10-K):

 •   Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operation;

 •   Item 7A.  Quantitative and Qualitative Disclosures About Market Risk;

 •   Item 8.  Financial Statements and Supplementary Data; and

 •   Item 9.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

This Proxy Statement incorporates by reference the following items of Part I of the Company’s Quarterly Report on Form 10-Q filed with the SEC for the period ended March 31, 2014:

 •   Item 1.  Unaudited Consolidated Financial Statements;

 •   Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

 •   Item 3.  Quantitative and Qualitative Disclosures About Market Risk.

Copies of the Company’s reports which contain the information incorporated by reference into this Proxy Statement are being delivered to shareholders with this Proxy Statement.

The Company is an electronic filer, and the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the following website: www.sec.gov.  The Company’s filings with the SEC can also be found on the website maintained by the Company at www.CFBankonline.com under the caption “Investor Relations – SEC Filings.”

Representatives of BKD LLP, the Company’s principal independent accountants, are expected to be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

If a stockholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2015 annual meeting of stockholders, the proposal must conform to the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 and other applicable proxy rules and interpretations of the SEC concerning the submission and content of proposals.  Proposals for the 2015 annual meeting of stockholders must be received by the Company, at 7000 N. High Street, Worthington, Ohio 43085, prior to the close of business on December 22, 2014 in order to be eligible for inclusion in the Company’s proxy, notice of meeting and proxy statement relating to the 2015 annual meeting.

The Company’s Bylaws provide an advance notice procedure for a stockholder to properly bring business before an annual meeting of stockholders.  For business to be properly brought before an annual meeting by a stockholder, the business must relate to a proper subject matter for stockholder action and the stockholder must have given timely notice thereof in writing to the Corporate Secretary of the Company.  To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive offices of the Company not less than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.  A stockholder’s notice to the Corporate Secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting:  (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business; (iii) the class and number of shares of the Company’s capital stock that are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business.

Assuming that the 2015 annual meeting of stockholders is held on the third Wednesday of May 2015, as has been the Company’s recent practice, and that such date is announced at least 100 days in advance, a stockholder’s proposal for that meeting must be received by the Company at 7000 N. High Street, Worthington, Ohio 43085, not later than the close of business on February 19, 2015, in order to be considered timely.  If any such proposal is received after such date, it will be considered untimely, and the persons named in the proxies solicited by the Board of Directors of the Company may exercise discretionary voting power with respect to that proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matter that will be presented for action by the stockholders at the Special Meeting other than those matters discussed in this Proxy Statement.  However, if any other matter requiring a vote of the stockholders should properly come before the Special Meeting, including matters relating to the conduct of the Special Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

BY ORDER OF THE BOARD OF DIRECTORS

Timothy T. O’Dell

Chief Executive Officer

Worthington, Ohio

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON.  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE (OR PROMPTLY VOTE YOUR SHARES ELECTRONICALLY BY FOLLOWING THE PROCEDURES ON THE PROXY CARD).

APPENDIX A

CERTIFICATE OF DESIGNATIONS

OF

series b preferred stock

Of

CENTRAL FEDERAL CORPORATION

Central Federal Corporation, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151 of the Delaware General Corporation Law, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on March 31, 2014:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of Article FOURTH of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), there is hereby created, out of the 1,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation authorized in Article FOURTH of the Certificate of Incorporation, a series of the preferred stock consisting of 480,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the preferred stock of the Corporation):

Section 1.Designation and Amount.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “6.25% Non-Cumulative Convertible Perpetual Preferred Stock, Series B” (the “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall be 480,000 shares, each having a par value of $0.01 per share and a liquidation preference of $25.00 per share.  Outstanding shares of Series B Preferred Stock that are purchased or otherwise acquired by the Corporation, or converted into Common Shares, shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

Section 2.Definitions.  As used herein with respect to the Series B Preferred Stock, in addition to those terms defined herein, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)“Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of Ohio generally are authorized or required by law or other governmental actions to close.

(c)“Closing Sales Price” means, with respect to a particular day, the closing sale price or, if no closing sale price is reported, the last reported sale price per share of Common Stock on such day on the NASDAQ Capital Market or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of a share of the Common Stock.

(d)“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(e)“Conversion Date” shall have the meaning ascribed to such term in Section 6(c) hereto.

(f)“Conversion Price” means, initially, $1.75, subject to adjustment in accordance with Section 9 hereof.

(g)“Conversion Ratio” means the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted at any time pursuant to and in accordance with Section 6 or 7, and shall equal the Liquidation Preference divided by the Conversion Price applicable upon such conversion.

(h)“Conversion Right” shall have the meaning ascribed to such term in Section 6(a) hereto.

(i)“Corporation” means Central Federal Corporation, a Delaware corporation.

(j)“Corporation Conversion Option” shall have the meaning ascribed to such term in Section 7(a) hereto.

(k) “Dividend Payment Date” means January 15, April 15, July 15 and October 15 of each year.

(l)“Dividend Period” means the quarterly period commencing on and including the first day of the calendar quarter and ending and including the last day of the calendar quarter that immediately precedes the quarter in which the corresponding Dividend Payment Date occurs, other than the Initial Dividend Period.

(m)“Federal Reserve” means the Board of Governors of the Federal Reserve System.

(n)“HOLA” means the Home Owners’ Loan Act of 1933, as amended.

(o)“Holder” or “holder” means a holder of record of the Series B Preferred Stock.

(p)“Initial Dividend Period” means the period commencing on the first day upon which a share of Series B Preferred Stock shall be issued and ending on June 30, 2014.

(q)“Issue Date” means the date on which the first share of Series B Preferred Stock is issued by the Corporation.

(r) “Junior Stock”  means the Common Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series B Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation.

(s)“Liquidation Parity Stock” means Parity Stock the terms of which expressly provide that it will rank pari passu with the Series B Preferred Stock as to rights upon liquidation, dissolution and winding up of the Corporation.

(t)  “Liquidation Preference” means, with respect to each share of Series B Preferred Stock, $25.00 per share.

(u) “Mandatory Conversion Date” means the date on which any shares of Series B Preferred Stock are converted into Common Stock in accordance with Sections 7(a) or (b) hereof.

(v) “Notice of Mandatory Conversion” means the notice described in Section 7(d) hereof.

(w)“Parity Stock” means any class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series B Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation (without regard to whether dividends accrue cumulatively or non-cumulatively).

(x)“Partial Dividend”  shall have the meaning ascribed to such term in Section 4(c) hereto.

(y)“Person”  means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unincorporated organization, other entity or government or any agency or political subdivision thereof.

(z) “Record Date” means the date as determined by the Board of Directors of the Corporation for determining Holders of Series B Preferred Stock entitled to receive a dividend or to vote on any matter to which Holders are entitled to vote.

(aa)“Senior Stock” means any class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution and winding up of the Corporation.

(bb)“Series B Preferred Stock” shall have the meaning ascribed to such term in Section 1 hereto.

(cc) “Shareholder Approval” shall have the meaning ascribed to such term in Section 12(c) hereto.

(dd)“Trading Day” means any day on which the NASDAQ Stock Market (or such other successor national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation) is open for the transaction of business.

(ee)“Transfer Agent” means the Corporation’s duly appointed transfer agent, registrar, conversion and dividend disbursing agent for the Series B Preferred Stock and transfer agent and registrar for any shares of Common Stock issued upon conversion of the Series B Preferred Stock, or any successor duly appointed by the Corporation.

Section 3.Ranking.  The Series B Preferred Stock shall rank, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, (a) senior to all Junior Stock, (b) on parity with all Parity Stock and (c) junior to all Senior Stock.

Section 4.Dividends.

(a)           Subject to the rights of any holders of Senior Stock, Holders of shares of Series B Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors, out of funds legally available therefor, non-cumulative cash dividends at an annual rate of 6.25% of the Liquidation Preference.  Such non-cumulative cash dividends shall be payable, if declared by the Board of Directors, quarterly in arrears on each Dividend Payment Date.  In the event that a Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no interest or other amount will accrue as a result of that postponement.  The first Dividend Payment Date shall be July 15, 2014, to the extent a dividend is declared (or is otherwise payable pursuant to the terms and conditions hereof) for the Initial Dividend Period.  Each declared dividend shall be payable to holders of record of the Series B Preferred Stock as they appear on the stock books of the Corporation at the close of business on the Record Date.

(b)The amount of dividends payable on each share of Series B Preferred Stock for each full Dividend Period during which such share is outstanding and the amount of dividends payable for the Initial Dividend Period and for any Dividend Period which, as to a share of Series B Preferred Stock, is less than a full quarter (determined by reference to the issuance date and the retirement date thereof) shall be computed on the basis of a 360-day year composed of twelve thirty-day months and the actual number of days elapsed in the Initial Dividend Period or such Dividend Period.

(c)In the event that the Board of Directors declares a dividend on the Series B Preferred Stock with respect to a Dividend Period in an amount less than the full amount payable to the Holders with respect to such Dividend Period pursuant to Sections 4(a) and 4(b) (such lesser amount, a “Partial Dividend”), such Partial Dividend shall be distributed to the Holders on a pro rata basis with respect to the outstanding shares of Series B Preferred Stock.

(d)Dividends on the Series B Preferred Stock will not be cumulative.  If the Board of Directors does not declare a dividend on the Series B Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period, be payable on the applicable Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Dividend Period, whether or not the Board of Directors declares a dividend for any future Dividend Period with respect to the Series B Preferred Stock or any other class or series of the Corporation’s preferred stock.

(e)           So long as any shares of Series B Preferred Stock remain outstanding, unless the full dividends for the most recently completed Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series B Preferred Stock, during a Dividend Period:

(i)    no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock (other than a dividend payable solely in Junior Stock);

(ii)   no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (A) as a result of a reclassification of Junior Stock for or into other Junior Stock, (B) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (C) through the use of the proceeds of a substantially contemporaneous sale of other Junior Stock, (D) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (E) the purchase of fractional interests in Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii)    no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the shares of Series B Preferred Stock and such Parity Stock, except by conversion into or exchange for Junior Stock.

(f)    When dividends are not paid in full upon the Series B Preferred Stock and Parity Stock, if any, all dividends declared upon Series B Preferred Stock and Parity Stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series B Preferred Stock, and accrued dividends, including any accumulations, on Parity Stock, if any, bear to each other for the then-current Dividend Period.

(g)    Subject to the foregoing provisions of Section 4(e) and 4(f), and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors, may be declared and paid on the Common Stock and any other Junior Stock or any Parity Stock from time to time out of any assets legally available for such payment, and the Holders of Series B Preferred Stock shall not be entitled to participate in any such dividend.

(h)    Dividends on the Series B Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines, or to violate any order or agreement by or with the Corporation’s regulatory authorities.

(i) Payments of cash for dividends will be delivered to the Holders at their addresses listed in the stock record books maintained by the Transfer Agent.

Section 5.Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each Holder of Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the prior rights of holders of any Senior Stock, the Liquidation Preference for each outstanding share of Series B Preferred Stock held by such Holder, plus any declared but unpaid dividends (subject to the prior approval of the Federal Reserve, if required), but without accumulation of any undeclared dividends, in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any Junior Stock, including, without limitation, on any Common Stock.  After the payment to the Holders of the Liquidation Preference for each outstanding share of Series B Preferred Stock, such Holders shall not be entitled to convert any Series B Preferred Stock into Common Stock and shall not be entitled to any further participation in distributions of, and shall have no right or claim to, any of the remaining assets of the Corporation in respect of the Series B Preferred Stock.

(b) Neither (i) the sale, lease, exchange or conveyance for cash, securities or other property of all or substantially all the assets of the Corporation (other than in connection with the voluntary or involuntary liquidation, dissolution or winding up of the Corporation) nor (ii) the merger, consolidation or share exchange of the

Corporation into or with any other Person shall be deemed to be a liquidation, dissolution or winding up of the Corporation, voluntary or involuntary, for the purposes of this Section 5.

(c) In the event the assets of the Corporation legally available for distribution to the Holders of the Series B Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any Liquidation Parity Stock upon such liquidation, dissolution or winding up of the Corporation unless proportionate distributable amounts shall be paid with equal priority on account of the Series B Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders of the Series B Preferred Stock and holders of any Liquidation Parity Stock are entitled upon such liquidation, dissolution or winding up of the Corporation.

(d) All distributions made with respect to the Series B Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation shall be made pro rata to the Holders.

Section 6.Conversion Rights.

(a) Each Holder shall have the right (the “Conversion Right”), at such Holder’s option, exercisable at any time and from time to time, to convert, subject to the terms and provisions of Section 10 and this Section 6, any or all of such Holder’s shares of Series B Preferred Stock (including any fraction thereof) into such whole number of shares of Common Stock per share of Series B Preferred Stock as is equal to the Conversion Ratio in effect on the date of conversion, plus cash in lieu of any fractional Common Share as provided in Section 8.  Notwithstanding anything to the contrary set forth herein, each Holder shall be entitled to convert Series B Preferred Stock pursuant to this Section 6, or receive Common Stock upon any such conversion, to the extent (but only to the extent) that such conversion or receipt would not cause or result in such Holder and its Affiliates, collectively, being deemed to own, control or have the power to vote, for purposes of HOLA and Federal Reserve regulations (including Federal Reserve Regulation LL) to the extent applicable to the Corporation, 10% or more of any class of voting securities of the Corporation outstanding at such time (it being understood, for the avoidance of doubt, that no Security shall be included in any such percentage calculation to the extent that it cannot by its terms be converted into or exercised for voting securities by such Holder or its Affiliates at the time of such measurement or transfer).

(b)A Holder of Series B Preferred Stock must complete each of the following procedures to exercise the Conversion Right:

(i)complete, manually sign and deliver to the Transfer Agent a written notice in the form provided by the Transfer Agent indicating that the Holder elects to convert the number of such Holder’s shares of Series B Preferred Stock (including any fraction thereof) specified in such notice;

(ii)if the shares of Series B Preferred Stock that the Holder wishes to convert are represented by one or more physical certificates, surrender such physical certificate(s) to the Transfer Agent;

(iii) if required by the Corporation or the Transfer Agent, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay all transfer or similar taxes.

(c)The date on which a Holder complies with the applicable procedures set forth in Section 6(b) is the “Conversion Date.”  Immediately prior to the close of business on the Conversion Date, each converting Holder shall be deemed to be the holder of record of shares of Common Stock issuable upon conversion of such Holder’s shares of Series B Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that, if applicable, physical certificates representing such Common Stock shall not then be actually delivered to such Holder.  On the Conversion Date, all rights of any Holder with respect to the Series B Preferred Stock so converted, including the rights, if any, to receive distributions of the Corporation’s assets (including, but not limited to, the Liquidation Preference) or notices from the Corporation, will terminate, except only for the rights of any such Holder to (i) receive physical certificates (if applicable) for the number of fully paid and non-assessable whole shares of Common Stock into which such shares of Series B Preferred Stock have been converted and cash in lieu of any fractional share as provided in Section 8, and (ii) exercise the rights to which such Holder is entitled as a holder of shares of Common Stock into which such shares of Series B Preferred Stock have been converted.

(d)The Transfer Agent shall, on a Holder’s behalf, convert the shares of Series B Preferred Stock into shares of Common Stock in accordance with the terms of the notice delivered by such Holder described in clause Section 6(b)(i) above. The shares of Common Stock and cash in lieu of any fractional share due to a Holder surrendering physical certificates shall be delivered to the Holder and each surrendered physical certificate shall be canceled and retired.  In the event that the Holders shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holders and in the manner shown on the records of the Corporation.

(e) If the Conversion Date occurs on or before the close of business on a dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend declared on such converted shares of Series B Preferred Stock and paid or payable on the corresponding Dividend Payment Date.

(f) If the Conversion Date occurs after the close of business on a dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the dividend Record Date shall receive on that Dividend Payment Date dividends declared and paid on those shares of Series B Preferred Stock, notwithstanding the conversion of those shares of Series B Preferred Stock prior to that Dividend Payment Date, because that Holder shall have been the Holder of record on the corresponding dividend Record Date.

(g) The Corporation shall reserve out of its authorized but unissued shares of Common Stock, sufficient shares of Common Stock to provide for the conversion of shares of Series B Preferred Stock from time to time as such shares of Series B Preferred Stock are presented for conversion.  The Corporation shall take all action necessary so that all shares of Common Stock that may be issued upon conversion of shares of Series B Preferred Stock will upon issue be validly issued, fully paid and nonassessable, and free from all liens and charges in respect of the issuance or delivery thereof (excluding any restrictions imposed under applicable securities laws).

Section 7.Corporation Conversion Option.

(a) At any time on or after the third anniversary of the Issue Date, the Corporation shall have the option to require the Holders to convert all of the outstanding Series B Preferred Stock into that number of shares of Common Stock that are issuable at the Conversion Ratio then in effect (the “Corporation Conversion Option”).  The Corporation may exercise the Corporation Conversion Option only:  (i) if the Closing Sale Price equals or exceeds 135% of the Conversion Price then in effect for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period) ending on the Trading Day immediately preceding the date the Corporation gives notice of mandatory conversion; and (ii) to the extent permitted under Section 10 hereof.

(b)           In order to exercise the mandatory conversion rights described in this Section 7, the Corporation shall provide a Notice of Mandatory Conversion to each Holder on or before the Mandatory Conversion Date.  In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion shall state, as appropriate:

(i) the Mandatory Conversion Date;

(ii)  the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock; and

(iii) the place where certificates of Series B Preferred Stock may be surrendered, if certificates of Common Stock are to be issued.

(c) Upon exercise of the Corporation Conversion Option and the surrender of shares of Series B Preferred Stock by a Holder thereof, the Corporation shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (i) certificates representing the number of validly issued, fully paid and non-assessable whole shares of Common Stock to which a Holder of shares of Series B Preferred Stock being converted, or a Holder’s transferee, shall be entitled and (ii) cash in lieu of any fractional share of Common Stock as provided in Section 8.

(d) Each conversion shall be deemed to have been made at the close of business on the Mandatory Conversion Date so that the rights of the Holder shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock at the Conversion Ratio (subject to adjustment in accordance with the provisions of Section 9), and cash in lieu of fractional shares as provided in Section 8, and the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(e) If the Corporation exercises the Corporation Conversion Option and the Mandatory Conversion Date is a date that is prior to the close of business on any dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend payable for such Dividend Period on such converted shares on the corresponding Dividend Payment Date.

(f) If the Corporation exercises the Corporation Conversion Option and the Mandatory Conversion Date is a date that is after the close of business on any dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends for that Dividend Period with respect to the shares of Series B Preferred Stock called for conversion on such date shall be payable on such Dividend Payment Date to the record holder of such shares on such record date.

Section 8.No Fractional Shares Upon Conversion.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock.  Upon any conversion, all fractional share interests to which a Holder may be entitled shall be aggregated into whole shares of Common Stock with cash being paid for any fractional interest that may remain after such aggregation.  The Corporation shall pay cash equal to such fraction multiplied by the closing price of the Corporation’s Common Stock on the most recent Trading Day immediately preceding the conversion.

Section 9.Anti-Dilution Adjustments.

(a)Any adjustment to the Conversion Price shall result in a change in the Conversion Ratio. The Conversion Price shall be subject to the following adjustments; provided, however, that notwithstanding anything to the contrary set forth herein, any adjustment to the Conversion Price to be made pursuant to this Section 9 shall be made to the extent (but only to the extent) that such adjustment would not cause or result in any Holder and its Affiliates, collectively, being deemed to own, control or have the power to vote, for purposes of HOLA and Federal Reserve regulations (including Federal Reserve Regulation LL) to the extent applicable to the Corporation, voting securities which (assuming, for this purpose only, full conversion and/or exercise of all such securities) would represent 10% or more of any class of voting securities of the Corporation outstanding at such time; provided, further, however, that any adjustment (or portion thereof) prohibited pursuant to this Section 9(a) shall be postponed and implemented on the first date on which such implementation would not result in the condition described above in this Section 9(a):

(i) If the Corporation shall pay a dividend or make a distribution to holders of outstanding Common Stock in shares of Common Stock, the Conversion Price shall be proportionately adjusted by multiplying the Conversion Price in effect immediately prior to such dividend or distribution by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such dividend or distribution and (B) the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such dividend or distribution plus (2) the total number of shares of Common Stock constituting such dividend or other distribution. Such adjustment shall be made successively whenever any such dividend or distribution is made and shall become effective immediately after such dividend or distribution. If any dividend or distribution of the type described in this clause (i) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price that would then be in effect had such dividend or distribution not been declared.

(ii) If the Corporation shall subdivide or split its outstanding Common Stock into a greater number of shares of Common Stock, or combine its outstanding Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to the day upon which such subdivision, split or combination becomes effective shall be, in the case of a subdivision or split of Common Stock, proportionately decreased and, in the case of a combination of Common Stock, proportionately increased.  Such adjustment shall be made successively whenever any such subdivision, split or combination of the Common Stock occurs and shall become effective immediately after the date upon which such subdivision, split or combination becomes effective.

(b)All adjustments to the Conversion Price shall be calculated to the nearest 1/10th of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided,  further, that on any Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(c)Whenever the Conversion Price is to be adjusted in accordance with Section 9(a), the Corporation shall: (i) compute the Conversion Price in accordance with Section 9(a), taking into account the $0.01 threshold set forth in Section 9(b) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 9(a), taking into account the $0.01 threshold set forth in Section 9(b) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 9(a) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 10.Conversion Limitation.  Notwithstanding anything to the contrary contained herein, (a) the Series B Preferred Stock may not be converted until after July 15, 2014, and (b) until the Corporation obtains Shareholder Approval, the Series B Preferred Stock and all warrants issued by the Corporation in connection with the sale and issuance of the Series B Preferred Stock (the “Warrants”) may not be converted or exercised, as applicable, for more than 19.9% of the total outstanding Common Stock of the Corporation or more than 19.9% of the total voting power of the Corporation’s securities immediately preceding the issuance of the Series B Preferred Stock and Warrants.  Until Shareholder Approval is obtained, no holder of Series B Preferred Stock will be permitted to convert Series B Preferred Stock and/or exercise Warrants with respect to more than such holder’s pro rata amount (such amount being referred to as the “Maximum Exercise Amount”)of such total determined based upon such holder’s percentage ownership of the aggregate number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of the Warrants.  Upon the written request of a holder of Series B Preferred Stock, the Corporation shall confirm in writing to such holder, within five business days, the Holder’s Maximum Exercise Amount.

Section 11.Redemption.  The shares of Series B Preferred Stock are not redeemable at any time.

Section 12.Voting Rights.

(a) Holders of the Series B Preferred Stock shall have no voting rights except as set forth in this Section 12 and as otherwise required by Delaware law as in effect from time to time.  Except as otherwise provided in this Section 12, in exercising any such voting rights, each Holder shall be entitled to one vote for each share of Series B Preferred Stock held by such Holder.

(b)    So long as any shares of Series B Preferred Stock remain outstanding, unless a greater percentage shall then be required by law, the affirmative vote or written consent of the Holders of at least two-thirds of all of the shares of Series B Preferred Stock at the time outstanding, voting separately as a class, shall be required to:

(i) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation (including this Certificate of Designations creating the Series B Preferred Stock), if the amendment, alteration or repeal of the Certificate of Incorporation would materially and adversely affect the rights, preferences, powers or privileges of the Series B Preferred Stock;

(ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any of the Corporation’s equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of the Corporation’s equity securities, which would constitute Senior Stock or Parity Stock or reclassify any authorized stock of the Corporation into any such stock, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such stock; or

(iii) enter into or consummate any (A) reclassification of the outstanding shares of Common Stock (other than a change in par value, or from no par value to par value, or from par value to no par value), (B) consolidation, merger or share exchange of the Corporation with or into another Person or any merger, consolidation or share exchange of another Person with or into the Corporation (other than a consolidation, merger or share exchange in which the Corporation is the resulting or surviving entity and which does not result in any reclassification of the outstanding shares of Common Stock), or (C) sale, lease or other disposition to another Person of all or substantially all of the assets of the Corporation (computed on a consolidated basis), other than to one or more of the Corporation’s subsidiaries (any of the foregoing, a “Reorganization Event”); provided,  however, that the Holders will have no right to vote under this Section 12 regarding the Corporation’s entry into or consummation of a Reorganization Event if, upon the consummation of the Reorganization Event, (I) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the resulting or surviving entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (II) such Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole.

Notwithstanding the foregoing, except as otherwise required by law, the Corporation may, without the consent of any Holder, (x) authorize, increase the authorized amount of, or issue Parity Stock (provided that dividend rights are noncumulative) and Junior Stock or (y) increase the amount of authorized shares of Series B Preferred Stock or issue any additional shares of Series B Preferred Stock; provided,  however, that with respect to clause (x), such Parity Stock or Junior Stock, as the case may be, does not rank senior to the Series B Preferred Stock as to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

(c)Holders of shares of Common Stock acquired upon the conversion of shares of Series B Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock except that such holders may not vote upon the proposal to be submitted by the Corporation to its stockholders in accordance with Rule 5635 of the listing rules of The NASDAQ Stock Market LLC, for the issuance of the shares of Common Stock upon the conversion of the Series B Preferred Stock and/or upon exercise of Warrants issued in connection with the sale and issuance of the Series B Preferred Stock (“Shareholder Approval”).

Section 13.No Preemptive Rights.  The Holders of Series B Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 14.No Sinking Fund.  No sinking fund shall be established for and no sinking fund provisions shall apply to the Series B Preferred Stock.

Section 15.Compliance with Applicable Law.  Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series B Preferred Stock shall be subject in all respects to any and all restrictions and limitations placed on dividends or other distributions by the Corporation under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation from time to time and (ii) agreements of any type with federal banking authorities with respect to the Corporation or other regulatory restrictions applicable to the Corporation from time to time in effect.

Section 16.Form.  Shares of Series B Preferred Stock may be issued in the form of physical certificates or in book entry form through the direct registration system of the Transfer Agent.

Section 17.Other Provisions.

(a) With respect to any notice to a Holder required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, and neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up or other action, or the vote upon any action with respect to which the Holders are entitled to vote.  All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.  Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) The Liquidation Preference (and, therefore, the Conversion Ratio) shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving Series B Preferred Stock.  Such adjustments shall be made in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution.  Upon any such equitable adjustment, the Corporation shall promptly deliver to the Transfer Agent and each Holder an Officers’ Certificate attaching and certifying the resolution of the Board of Directors, describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference or annual dividend rate in effect following such adjustment.

(c) All issued shares of Series B Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing Series B Preferred Stock, all shares of Series B Preferred Stock converted into shares of Common Stock; and (ii) from the date of registration of transfer, all shares of Series B Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

(d) In case, at any time while any shares of the Series B Preferred Stock are outstanding:

(i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock or any other Junior Stock;

(ii)the Corporation shall authorize the issuance to all holders of its Common Stock or any Junior Stock of rights or warrants to subscribe for or purchase Common Stock or of any other subscription rights or warrants;

(iii) there is any Reorganization Event; or

(iv) there is a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be mailed to the Transfer Agent, if any, for the Series B Preferred Stock and the Transfer Agent shall cause to be mailed to the Holders of the outstanding shares of Series B Preferred Stock at their respective addresses as they appear on the books of the Corporation, at least ten (10) days before the date hereinafter specified (or the earlier of the dates herein specified, in the event that more than one date is specified), a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, (ii) the date on which any such Reorganization Event, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares for the applicable consideration, deliverable upon such Reorganization Event, dissolution, liquidation or winding up or (iii) the date after which the Series B Preferred Stock may be converted into Common Stock at the option of the Holder pursuant to Section 6(a) hereof.

(e) The headings of the various sections and subsections contained herein are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(f) Except as may otherwise be required by law, the Series B Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations and the Certificate of Incorporation, as amended, of the Corporation.

CENTRAL FEDERAL CORPORATION
7000 N. HIGH STREET
WORTHINGTON, OH 43085

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The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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0000217008_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com .

CENTRAL FEDERAL CORPORATION
Special Meeting of Stockholders
September 8, 2014 10:30 AM
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Thad R. Perry and Timothy T. O'Dell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CENTRAL FEDERAL CORPORATION that the stockholder is entitled to vote at the Special Meeting of Stockholders to be held at 10:30 AM, local time, on September 8, 2014, at the J. Liu Restaurant (Worthington Room) located at 6880 N. High Street, Worthington, Ohio 43085 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000217008_2 R1.0.0.51160

Continued and to be signed on reverse side